Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2019 Second Quarter Results, Increases Quarterly Dividend by 20% and Provides Updated Fiscal 2019 Guidance
BROOMFIELD, Colo. - March 8, 2019 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2019 ended January 31, 2019 and provided the Company’s ski season-to-date metrics through March 3, 2019.
Highlights

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Net income attributable to Vail Resorts, Inc. was $206.3 million for the second fiscal quarter of 2019 compared to net income attributable to Vail Resorts, Inc. of $235.7 million in the same period in the prior year. As previously disclosed, fiscal 2018 second quarter net income included a one-time, net tax benefit of approximately $64.6 million (or approximately $1.55 earnings per diluted share) related to the U.S. Tax Cuts and Jobs Act.

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Resort Reported EBITDA was $358.0 million for the second fiscal quarter of 2019, which includes the operations of Triple Peaks and Stevens Pass and $2.9 million of acquisition and integration related expenses. In the same period in the prior year, Resort Reported EBITDA was $308.9 million, which included $1.4 million of acquisition and integration related expenses.

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The Company updated its fiscal 2019 guidance range and is now expecting Resort Reported EBITDA to be between $690 million and $710 million. The updated guidance incorporates $12 million of acquisition and integration expenses, including $2 million for the recently-announced Falls Creek and Hotham resorts transaction and $4 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the time of our initial guidance issued in September 2018, of which nearly half has been realized year to date. The guidance does not incorporate any expected results or stamp duty payments for Falls Creek and Hotham.

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The Company’s Board of Directors approved a 20% increase in the quarterly cash dividend to $1.76 per share from $1.47 per share beginning with the dividend payable on April 11, 2019 to shareholders of record as of March 27, 2019.

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On February 21, 2019, the Company announced that it entered into an agreement to acquire Falls Creek and Hotham resorts in Victoria, Australia. The Company expects the acquisition to close prior to the commencement of the Australian ski season in June 2019.

Commenting on the Company’s fiscal 2019 second quarter results, Rob Katz, Chief Executive Officer, said, “We are pleased with our overall results for the quarter, with strong growth in visitation and spending compared to the prior year. In the pre-holiday period, destination guest visitation at our U.S. resorts was less than expected, which we attribute to guest concerns after two prior years of poor pre-holiday conditions. Our destination guest visitation was largely in line with expectations during the key holiday weeks and through the remainder of January. Throughout the quarter, with the favorable conditions at our U.S. resorts, we saw strong visitation growth among our local guests, who are primarily pass purchasers.
“Our Colorado and Utah resorts experienced strong visitation during the holidays and through the remainder of the quarter that aligned with our expectations. Our Tahoe resorts and Whistler Blackcomb saw periods of strong visitation in the holiday and post-holiday periods, but have also been impacted by numerous weather events that have negatively impacted their results. In addition, international visitation at Whistler Blackcomb was below the prior year throughout the quarter. Our Northeast resorts are off to a great start to the season as we continue to benefit from good conditions and the first season with Okemo and Mount Sunapee as a part of our network. Conditions across the network are set up well for the remainder of the season.
“Including results from Triple Peaks and Stevens Pass in the second quarter of fiscal 2019, total lift revenue increased 17.2%, driven by a 27.0% growth in skier visitation. Total effective ticket price (“ETP”) decreased 7.8% in the second quarter compared to the prior year, primarily due to higher skier visitation by season pass holders and the impact of the new Military Epic Pass, partially offset by price increases in both our lift ticket and season pass products. Excluding season pass holders, ETP increased 8.3% compared to the prior year. The strong rebound in visitation and spending compared to the prior year, along with the addition of Triple Peaks and Stevens Pass, drove a 15.1% increase in ski school revenue, a 21.3% increase in dining revenue and an 11.3% increase in retail/rental revenue compared to the prior year.”
Regarding the Company’s Lodging segment, Katz said, “Our lodging results for the second fiscal quarter were positive, with revenue (excluding payroll cost reimbursements) increasing 16.1% compared to the prior year primarily due to the incremental operations of Triple Peaks. The average daily rate (“ADR”) decreased compared to the prior year primarily as a result of the inclusion of the Triple Peaks resorts, as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.”
Regarding the Company’s outlook, Katz said, “As noted in our January press release, we are lowering our guidance for fiscal 2019, primarily due to the disappointing results from destination visitation in the pre-holiday period and also due to shortfalls from expectations at our Tahoe resorts and Whistler Blackcomb. We now expect net income attributable to Vail Resorts, Inc. for fiscal 2019 to be between $268 million and $300 million, and Resort Reported EBITDA for fiscal 2019 to be between $690 million and $710 million, which remains generally consistent with our commentary on guidance in January. Our guidance is predicated on current Canadian and Australian foreign exchange rates of $0.75 and $0.71, respectively, for each currency to the U.S. dollar for the remainder of the fiscal year, which represents an estimated $4 million reduction in Resort Reported EBITDA from the currency rates included in the guidance we issued in September 2018, of which nearly half has been realized year to date. The updated guidance incorporates $12 million of acquisition and integration expenses, including $2 million for the Falls Creek and Hotham resorts transaction. The guidance does not incorporate any expected operating results or stamp duty payments for Falls Creek and Hotham, which we plan to update following the closing of the transaction. Our guidance assumes normal conditions at our resorts and a stable economic environment for the remainder of the fiscal year.”
Regarding capital allocation, Katz said, “We remain confident in the strong cash flow generation and stability of our business model. We will continue to be disciplined stewards of our capital and remain committed to strategic, high-return capital projects, continuous investment in our people, strategic acquisition opportunities and returning capital to our shareholders through our quarterly dividend and share repurchase programs. We are pleased to announce that the Board of Directors has approved a 20% increase to our quarterly dividend and declared a quarterly cash dividend on Vail Resorts’ common stock of $1.76 per share, payable on April 11, 2019 to shareholders of record on March 27, 2019. Additionally, during the second quarter we repurchased 155,111 shares of our common stock at an average price of $225.64 for a total of approximately $35.0 million.” Katz added, “Our balance sheet remains very strong. We ended the second quarter with $158.6 million of cash on hand and our Net Debt was 1.9 times trailing twelve months Total Reported EBITDA.”
Epic Pass
Eleven years ago, the Epic Pass transformed the ski industry by offering guests unlimited skiing at the best resorts in the world, for a previously unheard of low price, making skiing and riding more accessible and affordable. The 2019/2020 season pass lineup takes another transformational leap by offering season pass level discounts to all guests with the introduction of “Epic for Everyone.” As part of this introduction, the Company is now offering the new Epic Day Pass, a customizable pass for skiers and riders who may not need the unlimited skiing offered by traditional season passes. Guests can create their own pass by selecting the number of days they plan to ski or ride, from one day to seven days, and whether or not to add holiday access. The Epic Day Pass, with a starting price of just $106, allows guests to receive a discount of nearly 50% off of lift ticket window prices by purchasing in advance of the ski season, providing all of our guests with the value, flexibility and convenience that come with being a pass holder. The season pass program has grown to comprise 47% of fiscal 2018 lift revenue; however, those guests using a daily lift ticket skied, on average, an estimated 2.3 days during the season. Epic for Everyone provides all of our guests with the opportunity to participate in season pass discounts, and provides first time and occasional skiers greater access to our resorts, giving us the opportunity to expand the sport and grow the entire industry.

This past year, we launched the new Military Epic Pass which delivered nearly 100,000 new pass holders to our program, representing an incredible opportunity for our Company to make our resorts more accessible to those who have served their countries in the armed forces as well as their families. For the 2019/2020 season, we will continue offering the Military Epic Pass at a compelling price of $129.
The Company is also introducing a new season pass, the Keystone Plus Pass, providing unlimited access to Keystone with holiday restrictions, unlimited spring skiing at Breckenridge after April 1 and five days at Crested Butte, with holiday restrictions, at a starting price of $369 for adults and $259 for kids. With Keystone’s plan to be the first resort open in the U.S. and Breckenridge planning to stay open until Memorial Day, the two Summit County resorts will offer one of the longest ski seasons in the country. Also new for 2019/2020 is that guests who purchase a season pass before our spring selling deadline will receive ten discounted “Buddy Tickets”, up from six the year before. We are also pleased to begin our new pass partnerships with Sun Valley and Snow Basin, as well as Rusutsu in Hokkaido, Japan.
Falls Creek and Hotham Acquisition
As previously announced on February 21, 2019, the Company entered into an agreement to acquire the ski resorts at Falls Creek Alpine Resort and Hotham Alpine Resort in Victoria, Australia from Living and Leisure Australia Group, a subsidiary of Merlin Entertainments, for a purchase price of approximately AU$174 million, subject to certain adjustments at closing, including an increase (or reduction) in the price for operating losses (or gains) incurred for the period from December 29, 2018 through closing. The Company also expects to pay a stamp duty, which we estimate will be approximately AU$4 million, associated with the closing of the transaction. Falls Creek and Hotham are expected to generate incremental Resort Reported EBITDA of approximately AU$18 million (approximately US$13 million) during its first twelve months of operation following the acquisition, excluding any integration expense. After the closing of the transaction, annual ongoing capital expenditures are expected to increase by approximately AU$4 million to AU$5 million (approximately US$3 million to US$4 million) to support the addition of these two resorts. Specific to this transaction, we anticipate fiscal 2019 acquisition related expenses of approximately US$2 million. The transaction is subject to certain regulatory approvals and we anticipate that the closing will occur prior to the commencement of the Australian ski season in June 2019.
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second quarter ended January 31, 2019, which was filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

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Total lift revenue increased $65.6 million, or 17.2%, compared to the same period in the prior year, to $447.6 million for the three months ended January 31, 2019, primarily due to strong North American pass sales growth for the 2018/2019 North American ski season, increased non-pass skier visitation at our western U.S. resorts and incremental revenue from Triple Peaks and Stevens Pass.

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Ski school revenue increased $12.1 million, or 15.1%, and dining revenue increased $11.5 million, or 21.3%, for the three months ended January 31, 2019 compared to the prior year, primarily as a result of incremental revenue from Triple Peaks and Stevens Pass and increased revenue at our other U.S. resorts as a result of higher skier visitation.

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Retail/rental revenue increased $13.0 million, or 11.3%, for the three months ended January 31, 2019 compared to the same period in the prior year, primarily due to higher sales volumes at stores proximate to our western U.S. resorts and other stores in Colorado, as well as incremental revenue from Triple Peaks and Stevens Pass.

•	Operating expense increased $58.4 million, or 16.0%, which includes incremental operating expenses from Triple Peaks and Stevens Pass.

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Mountain Reported EBITDA increased $47.0 million, or 15.4%, for the fiscal quarter compared to the same period in the prior year, which includes $4.3 million of stock-based compensation expense for the three months ended January 31, 2019 compared to $4.0 million in the same period in the prior year.

Lodging Segment

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Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2019 increased $9.7 million, or 16.1%, as compared to the same period in the prior year, primarily due to incremental revenue from the Triple Peaks resorts, as well as revenue from incremental managed Tahoe lodging properties that we did not manage in the prior year.

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For the three months ended January 31, 2019, ADR decreased 4.3% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year primarily as a result of the inclusion of Triple Peaks resorts as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.

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Lodging Reported EBITDA for the three months ended January 31, 2019 increased $2.1 million, or 57.0%, compared to the same period in the prior year, which includes $0.8 million of stock-based compensation expense for the both the three months ended January 31, 2019 and 2018.

Resort - Combination of Mountain and Lodging Segments

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Resort net revenue increased $114.9 million, or 15.6%, compared to the same period in the prior year, to $849.3 million for the three months ended January 31, 2019, primarily due to increased visitation and spending at our U.S. resorts, strong

North American pass sales growth for the 2018/2019 North American ski season and incremental revenue from Triple Peaks and Stevens Pass.

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Resort Reported EBITDA was $358.0 million for the three months ended January 31, 2019, an increase of $49.1 million, or 15.9%, compared to the same period in the prior year, which includes $2.9 million of acquisition and integration related expenses and approximately $3 million of headwind from currency translation primarily related to operations at Whistler Blackcomb, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

Total Performance

•	Total net revenue increased $115.0 million, or 15.7%, to $849.6 million for the three months ended January 31, 2019 as compared to the same period in the prior year.

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Net income attributable to Vail Resorts, Inc. was $206.3 million, or $5.02 per diluted share, for the second quarter of fiscal 2019 compared to net income attributable to Vail Resorts, Inc. of $235.7 million, or $5.67 per diluted share, in the second fiscal quarter of the prior year. Included in net income attributable to Vail Resorts, Inc. for the three months ended January 31, 2018 was a one-time, provisional net tax benefit related to U.S. tax reform legislation, estimated to be approximately $64.6 million, or $1.55 per diluted share, which was recognized as a discrete item and recorded within (provision) benefit from income taxes on our Consolidated Condensed Statement of Operations during the three months ended January 31, 2018. Additionally, fiscal 2019 second quarter net income included the after-tax effect of acquisition and integration related expenses of $2.2 million and approximately $1 million of headwind from currency translation primarily related to operations at Whistler Blackcomb, which the Company calculated by applying current period foreign exchange rates to the prior period results.

Season-to-Date Metrics through March 3, 2019
The Company announced ski season-to-date metrics for the comparative periods from the beginning of the ski season through Sunday, March 3, 2019, and for the prior year period through Sunday, March 4, 2018. The reported ski season metrics are for our North American mountain resorts, and the metrics exclude results from Perisher and our urban ski areas in both periods. The reported ski season metrics include growth for season pass revenue based on estimated fiscal 2019 North American season pass sales compared to fiscal 2018 North American season pass sales, and the metrics are adjusted as if Steven Pass and Triple Peaks, LLC were owned in both periods and adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb’s results. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

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Season-to-date total lift ticket revenue at the Company’s North American mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 9.6% compared to the prior year season-to-date period.

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Season-to-date ski school revenue was up 7.4% and dining revenue was up 7.9% compared to the prior year season-to-date period. Retail/rental revenue for North American resort store locations was up 7.3% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s North American mountain resorts were up 7.9% compared to the prior year season-to-date period.
Calendar Year 2019 Capital Expenditures
Regarding calendar year 2019 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. The Company expects to invest approximately $139 million to $143 million, excluding one-time items associated with integrations, the one-time Triple Peaks and Stevens Pass transformation plan, summer capital, real estate related capital and reimbursable investments.
“As previously announced, the calendar year 2019 capital plan includes a significant investment in our snowmaking systems in Colorado that will transform the early-season terrain experience at Vail, Keystone and Beaver Creek. We will also be investing in a new permanent Tombstone BBQ restaurant at Park City, improvements to the Peak 8 base area at Breckenridge where we are planning to make a one-time investment to transform the guest experience at the base of Peak 8 with new ski school and childcare facilities, as well as an improved ticket and retail/rental experience, and a full renovation of the Beaver Creek children’s ski school facilities. We remain highly focused on investments that will substantially improve the guest experience across our resorts, including a new mobile lift ticket express fulfillment technology capacity. We will be completing the final stage of our point of sale modernization project and investing in technology to automate our data-driven marketing efforts. We also plan to make significant one-time investments across the recently acquired resorts of Crested Butte, Okemo, Mount Sunapee and Stevens Pass, which will include replacing and upgrading the Daisy and Brooks lifts at Stevens Pass and the Teocalli Lift at Crested Butte and on-mountain restaurant upgrades at Okemo. We now expect to spend $14 million in calendar 2019 of the total two year plan of $35 million at the acquired resorts. We plan to spend approximately $7 million on integration activities as well across the recently acquired resorts, excluding any spending for Falls Creek and Hotham.
“Including investments related to integration and acquisitions, summer capital, real estate related projects and approximately $13 million of reimbursable investments associated with insurance recoveries and tenant improvements, our total capital plan will be approximately $180 million to $185 million."
Return of Capital
The Company declared a quarterly cash dividend of $1.76 per share of Vail Resorts common stock that will be payable on April 11, 2019 to shareholders of record on March 27, 2019. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on April 11, 2019 to shareholders of record on March 27, 2019. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc. In the second quarter of fiscal 2019, the Company repurchased 155,111 shares of our common stock at an average price of $225.64 for a total of approximately $35.0 million.
Updated Outlook

•	Net income attributable to Vail Resorts, Inc. is expected to be between $268 million and $300 million in fiscal 2019.

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Resort Reported EBITDA is expected to be between $690 million and $710 million for fiscal 2019. The updated guidance includes $12 million of acquisition and integration expenses, including $2 million for the Falls Creek and Hotham resorts transaction, and $4 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the initial guidance issued in September 2018, of which nearly half has been realized year to date. The guidance does not incorporate any expected operating results or stamp duty payments for Falls Creek and Hotham. The updated outlook for fiscal year 2019 is predicated on current Canadian and Australian foreign exchange rates, conditions and terrain availability remaining relatively consistent with their current status and a stable economic environment through the remainder of the ski season.

•	Resort EBITDA Margin is expected to be approximately 31.1% in fiscal 2019, at the midpoint of our guidance range.

•	Fiscal 2019 Real Estate Reported EBITDA is expected to be between negative $7 million and negative $3 million.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2019, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2019.

	Fiscal 2019 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2019 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$659,000	$679,000
Lodging Reported EBITDA (2)	29,000	33,000
Resort Reported EBITDA (3)	690,000	710,000
Real Estate Reported EBITDA	(7,000)	(3,000)
Total Reported EBITDA	683,000	707,000
Depreciation and amortization	(219,000)	(213,000)
Interest expense, net	(81,000)	(78,000)
Other (4)	(6,400)	(3,400)
Income before provision for income taxes	376,600	412,600
Provision for income taxes (5)	(83,600)	(91,600)
Net income	293,000	321,000
Net income attributable to noncontrolling interests	(25,000)	(21,000)
Net income attributable to Vail Resorts, Inc.	$268,000	$300,000

(1) Mountain Reported EBITDA includes approximately $12 million of acquisition and integration related expenses specific to Triple Peaks, Stevens Pass, Stowe, Falls Creek and Hotham. Mountain Reported EBITDA also includes approximately $17 million of stock-based compensation.

(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) The fiscal 2019 provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our fiscal 2019 estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.71 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 263-0877 (U.S. and Canada) or (646) 828-8143 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through March 22, 2019, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 3851235. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate 15 world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe and Okemo in Vermont; Mount Sunapee in New Hampshire; Stevens Pass in Washington; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2019 performance, including our expected net income, Resort Reported EBITDA, Resort EBITDA margin and Real Estate Reported EBITDA; our assumptions related to our fiscal 2019 guidance; the payment of dividends; sales patterns concerning our season pass products; the expected timing of the completion of our capital investments; our calendar 2019 and beyond expected capital improvements; the timing of closing of our announced acquisition of the Falls Creek and Hotham resorts and the expected incremental Resort Reported EBITDA, stamp duty payment, acquisition-related expenses and ongoing capital expenditures related to such acquisition. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals and the timing of closing for the pending acquisition of the Falls Creek and Hotham resorts; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Okemo, Crested Butte, Stevens Pass, Mt. Sunapee or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities; risks associated with uncertainty of the impact of recently enacted tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018, which was filed on September 28, 2018.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e.

Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018
Net revenue:
Mountain and Lodging services and other	$687,119	$594,372	$831,141	$737,720
Mountain and Lodging retail and dining	162,203	140,069	238,087	216,935
Resort net revenue	849,322	734,441	1,069,228	954,655
Real Estate	256	134	354	770
Total net revenue	849,578	734,575	1,069,582	955,425
Segment operating expense:
Mountain and Lodging operating expense	350,633	297,503	544,745	478,779
Mountain and Lodging retail and dining cost of products sold	63,505	57,237	98,381	92,916
General and administrative	77,362	70,736	141,741	128,599
Resort operating expense	491,500	425,476	784,867	700,294
Real Estate, net	1,389	1,207	2,759	2,898
Total segment operating expense	492,889	426,683	787,626	703,192
Other operating (expense) income:
Depreciation and amortization	(55,238)	(51,404)	(106,281)	(100,028)
Gain on sale of real property	—	515	—	515
Change in estimated fair value of contingent consideration	(700)	—	(1,900)	—
Gain on disposal of fixed assets and other, net	1,097	538	478	1,105
Income from operations	301,848	257,541	174,253	153,825
Mountain equity investment income (loss), net	160	(35)	1,110	487
Investment income and other, net	507	397	970	780
Foreign currency gain (loss) on intercompany loans	450	10,337	(1,861)	2,991
Interest expense, net	(21,002)	(15,973)	(39,640)	(31,147)
Income before (provision) benefit from income taxes	281,963	252,267	134,832	126,936
(Provision) benefit from income taxes	(63,973)	(3,594)	(27,568)	89,810
Net income	217,990	248,673	107,264	216,746
Net income attributable to noncontrolling interests	(11,641)	(12,982)	(8,710)	(9,440)
Net income attributable to Vail Resorts, Inc.	$206,349	$235,691	$98,554	$207,306
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.12	$5.82	$2.44	$5.14
Diluted net income per share attributable to Vail Resorts, Inc.	$5.02	$5.67	$2.39	$4.97
Cash dividends declared per share	$1.47	$1.053	$2.94	$2.106
Weighted average shares outstanding:
Basic	40,328	40,475	40,416	40,343
Diluted	41,126	41,594	41,286	41,689

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018

Other Data:
Mountain Reported EBITDA	$352,225	$305,262	$275,818	$246,825
Lodging Reported EBITDA	5,757	3,668	9,653	8,023
Resort Reported EBITDA	357,982	308,930	285,471	254,848
Real Estate Reported EBITDA	(1,133)	(558)	(2,405)	(1,613)
Total Reported EBITDA	$356,849	$308,372	$283,066	$253,235
Mountain stock-based compensation	$4,265	$4,024	$8,209	$7,786
Lodging stock-based compensation	836	819	1,623	1,610
Resort stock-based compensation	5,101	4,843	9,832	9,396
Real Estate stock-based compensation	46	48	68	16
Total stock-based compensation	$5,147	$4,891	$9,900	$9,412

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Net Mountain revenue:
Lift	$447,558	$381,912	17.2%	$472,243	$407,380	15.9%
Ski school	92,244	80,116	15.1%	96,516	84,554	14.1%
Dining	65,409	53,910	21.3%	83,701	72,212	15.9%
Retail/rental	128,436	115,446	11.3%	171,778	160,853	6.8%
Other	42,426	39,518	7.4%	96,841	94,028	3.0%
Total Mountain net revenue	776,073	670,902	15.7%	921,079	819,027	12.5%
Mountain operating expense:
Labor and labor-related benefits	172,818	144,240	19.8%	249,068	217,896	14.3%
Retail cost of sales	43,721	40,540	7.8%	66,137	63,481	4.2%
Resort related fees	39,830	34,257	16.3%	43,194	37,383	15.5%
General and administrative	65,847	59,609	10.5%	120,550	108,933	10.7%
Other	101,792	86,959	17.1%	167,422	144,996	15.5%
Total Mountain operating expense	424,008	365,605	16.0%	646,371	572,689	12.9%
Mountain equity investment income (loss), net	160	(35)	557.1%	1,110	487	127.9%
Mountain Reported EBITDA	$352,225	$305,262	15.4%	$275,818	$246,825	11.7%

Total skier visits	6,521	5,133	27.0%	7,028	5,631	24.8%
ETP	$68.63	$74.40	(7.8)%	$67.19	$72.35	(7.1)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Lodging net revenue:
Owned hotel rooms	$11,548	$11,353	1.7%	$31,147	$30,988	0.5%
Managed condominium rooms	28,046	23,358	20.1%	39,164	33,529	16.8%
Dining	10,189	7,869	29.5%	26,318	23,749	10.8%
Transportation	7,722	7,460	3.5%	10,196	10,013	1.8%
Golf	—	—	—%	9,459	8,767	7.9%
Other	12,120	9,914	22.3%	24,588	21,688	13.4%
	69,625	59,954	16.1%	140,872	128,734	9.4%
Payroll cost reimbursements	3,624	3,585	1.1%	7,277	6,894	5.6%
Total Lodging net revenue	73,249	63,539	15.3%	148,149	135,628	9.2%
Lodging operating expense:
Labor and labor-related benefits	32,173	27,556	16.8%	65,624	59,648	10.0%
General and administrative	11,515	11,127	3.5%	21,191	19,666	7.8%
Other	20,180	17,603	14.6%	44,404	41,397	7.3%
	63,868	56,286	13.5%	131,219	120,711	8.7%
Reimbursed payroll costs	3,624	3,585	1.1%	7,277	6,894	5.6%
Total Lodging operating expense	67,492	59,871	12.7%	138,496	127,605	8.5%
Lodging Reported EBITDA	$5,757	$3,668	57.0%	$9,653	$8,023	20.3%

Owned hotel statistics:
ADR	$269.45	$278.82	(3.4)%	$245.76	$245.08	0.3%
RevPAR	$177.04	$175.04	1.1%	$167.47	$167.54	—%
Managed condominium statistics:
ADR	$407.11	$435.15	(6.4)%	$323.44	$331.95	(2.6)%
RevPAR	$145.76	$166.77	(12.6)%	$103.33	$110.45	(6.4)%
Owned hotel and managed condominium statistics (combined):
ADR	$372.43	$389.35	(4.3)%	$294.63	$295.74	(0.4)%
RevPAR	$150.61	$168.43	(10.6)%	$117.21	$125.18	(6.4)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2019	2018
Real estate held for sale and investment	$101,730	$103,212
Total Vail Resorts, Inc. stockholders’ equity	$1,463,278	$1,645,328
Long-term debt, net	$1,345,262	$1,182,349
Long-term debt due within one year	48,493	38,433
Total debt	1,393,755	1,220,782
Less: cash and cash equivalents	158,561	235,460
Net debt	$1,235,194	$985,322

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and six months ended January, 2019 and 2018.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2019	2018	2019	2018
Mountain Reported EBITDA	$352,225	$305,262	$275,818	$246,825
Lodging Reported EBITDA	5,757	3,668	9,653	8,023
Resort Reported EBITDA*	357,982	308,930	285,471	254,848
Real Estate Reported EBITDA	(1,133)	(558)	(2,405)	(1,613)
Total Reported EBITDA	356,849	308,372	283,066	253,235
Depreciation and amortization	(55,238)	(51,404)	(106,281)	(100,028)
Gain on disposal of fixed assets and other, net	1,097	538	478	1,105
Change in estimated fair value of contingent consideration	(700)	—	(1,900)	—
Investment income and other, net	507	397	970	780
Foreign currency gain (loss) on intercompany loans	450	10,337	(1,861)	2,991
Interest expense, net	(21,002)	(15,973)	(39,640)	(31,147)
Income before (provision) benefit from income taxes	281,963	252,267	134,832	126,936
(Provision) benefit from income taxes	(63,973)	(3,594)	(27,568)	89,810
Net income	217,990	248,673	107,264	216,746
Net income attributable to noncontrolling interests	(11,641)	(12,982)	(8,710)	(9,440)
Net income attributable to Vail Resorts, Inc.	$206,349	$235,691	$98,554	$207,306

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2019.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2019
Mountain Reported EBITDA	$620,598
Lodging Reported EBITDA	26,636
Resort Reported EBITDA*	647,234
Real Estate Reported EBITDA	165
Total Reported EBITDA	647,399
Depreciation and amortization	(210,715)
Loss on disposal of fixed assets and other, net	(5,247)
Change in estimated fair value of contingent consideration	(46)
Investment income and other, net	2,134
Foreign currency loss on intercompany loans	(13,818)
Interest expense, net	(71,719)
Income before provision for income taxes	347,988
Provision for income taxes	(56,240)
Net income	291,748
Net income attributable to noncontrolling interests	(20,602)
Net income attributable to Vail Resorts, Inc.	$271,146

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2019.

	In thousands) (Unaudited) (As of January 31, 2019)
Long-term debt, net	$1,345,262
Long-term debt due within one year	48,493
Total debt	1,393,755
Less: cash and cash equivalents	158,561
Net debt	$1,235,194
Net debt to Total Reported EBITDA	1.9	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2019 and 2018.

	(In thousands) (Unaudited) Three Months Ended January 31,		(In thousands) (Unaudited) Six Months Ended January 31,
	2019	2018	2019	2018
Real Estate Reported EBITDA	$(1,133)	$(558)	$(2,405)	$(1,613)
Non-cash Real Estate cost of sales	—	—	—	479
Non-cash Real Estate stock-based compensation	46	48	68	16
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	98	(131)	92	(241)
Net Real Estate Cash Flow	$(989)	$(641)	$(2,245)	$(1,359)

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2019 guidance.

(In thousands) (Unaudited) Fiscal 2019 Guidance (2)
Resort net revenue (1)	$2,248,000
Resort Reported EBITDA (1)	$700,000
Resort EBITDA margin	31.1%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance